Supplement dated July 27, 2005 to Prospectus Supplement dated May 24, 2005 (To Prospectus dated January 21, 2005)

$1,954,000,000 (Approximate)

Asset-Backed Pass-Through Certificates,

Series 2005-WHQ3

Park Place Securities, Inc.

Depositor

Ameriquest Mortgage Company

Seller

HomEq Servicing Corporation

Master Servicer

The risk factor titled “Regulatory Matters Concerning Ameriquest Mortgage Company” on page S-23 is replaced in its entirety with the following:

Regulatory Matters Concerning Ameriquest Mortgage Company

Representatives of the financial regulatory agencies and/or attorney general's offices of thirty states (the “States”) have raised concerns relating to the lending policies of Ameriquest Mortgage Company and its retail lending affiliates, Bedford Home Loans, Inc., and Town & Country Credit Corp. (collectively, the “Affiliates”) for the appropriateness of discount points charged prior to February 2003; the accuracy of appraisal valuations; stated income loans and oral statements to borrowers relating to loan terms and disclosures. Based on extensive discussions with the States, ACC Capital Holdings Corporation (“ACCCHC”), the parent of the Affiliates, has recorded a provision of $325 million in its financial statements representing its best estimate of the ultimate financial liability. Recording this provision causes a default under specific provisions of two lender agreements (and if not cured, a default under the cross-default provision of all agreements with its lenders), however, ACCCHC has obtained a waiver of such provisions from the lenders.

Credit Suisse First Boston	Barclays Capital

(Joint Lead Managers and Book Runners)

Banc of America Securities LLC	RBS Greenwich Capital

(Co-Managers)